                                                                    Exhibit 99.1

 NEW RELEASE
 Contact:           John H. Anderson, Chairman and Chief Executive Officer
                    BT Financial Corporation
 For Release:       For Immediate Release


                   BT Financial Corporation Finalize Merger
                              With First Philson

     Johnstown, Pa (July 14, 1999) - BT Financial Corporation (NASDAQ NNM: BTFC) announced today the completion of an acquisition agreement with First Philson Financial Corporation (AMEX:FPB) of Berlin, Pennsylvania. The community offices of First Philson will be merged into BTFC's bank affiliate, Laurel Bank.

     According to the agreement, each shareholder of First Philson Financial Corporation will received 1.667 shares of BTFC common stock per each share of First Philson Financial Corporation stock.

     The acquisition of First Philson has increased the total assets size of BT Financial Corporation to approximately $2 billion.

     According to John H. Anderson, Chairman and CEO of BTFC, the union will be beneficial to both Laurel Bank and First Philson. "We believe the customers of First Philson will benefit from the added convenience of 16 community offices and 10 ATM locations located within Somerset County as well as an expanded product line and the services of an independent trust company," Anderson said. "First Philson customers will be very compatible with BTFC's customers-driven culture and First Philson employees will enjoy expanded opportunities in a larger, growing organization."

     "Extensive consolidation preparation concerning the merger has been completed. The First Philson customers will receive information regarding Laurel Bank's enhanced product line in the near future," Anderson said. "The consolidation of redundant operational systems is expected to be completed prior to the end of the third quarter."

     BT Financial Corporation is a bank holding company with headquarters at BT Financial Plaza, 551 Main Street, Johnstown, and assets totaling $2 billion.
The Corporation's banking affiliate is Laurel Bank, Johnstown, serving 12 counties throughout southwestern Pennsylvania. BT Financial Corporation's other affiliates include Laurel Trust Company, a state chartered trust company, Bedford Associates, Inc., a real estate company, Bedford Associates of Delaware, Inc., an investment company, and Laurel Community Development Corporation, providing housing for low to moderate income citizens.

     This news release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that increased demand or prices of the Company's financial services and products may not occur, changing economic and competitive conditions, technological developments, and other risks and uncertainties, including those detailed in the Company's filings with the Securities and Exchange Commission.